Exhibit 99.1                                    [ANTHRACITE LOGO OMITTED]


                                                               May 9, 2006

Dear Fellow Stockholder:

         Anthracite Capital, Inc.'s 2006 Annual Meeting of Stockholders will be held on May 18, 2006 and if you have not yet returned your proxy card we urge you to do so now. A duplicate proxy card and postage-paid return envelope are enclosed for your convenience. If you have already voted and do not wish to change your vote, you need not take any further action.

         We wish to inform you that, with respect to the ratification of the 2006 Stock Award and Incentive Plan (Proposal 3), to be voted upon at the Annual Meeting, we have determined to reduce the total number of shares of our common stock reserved for issuance under the plan from 5,633,854 to 2,816,927. In addition, no more than 1,408,464 shares of our common stock may be issued pursuant to the exercise of "incentive stock options," as such term is defined in Section 422 of the Internal Revenue Code. As we noted in our proxy statement, your Board of Directors recommends a vote FOR approval of Proposal 3.

         We also wish to clarify the voting requirements with respect to two proposals being voted upon on at the Annual Meeting, and the following information supersedes the information regarding the votes on these proposals set forth under the caption "Required Vote" on page 2 of our 2006 proxy statement. Approval of Proposal 3 will require approval by a majority of votes cast on such proposal, provided that the total votes cast represent over 50% of all outstanding shares of common stock. Approval of the stockholder's proposal (Proposal 4) will require approval by a majority of votes cast on such proposal. With respect to this proposal, your Board of Directors recommends a vote AGAINST Proposal 4. In the case of both proposals, abstentions and broker non-votes will be disregarded and have no effect the outcome of the vote.

         Again, time is short and if you have not yet voted, we urge you to do so today.

                                      Sincerely,

                                      /s/ Richard M. Shea
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                                      Richard M. Shea
                                      President and Chief Operating Officer
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IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY
PROXY; PLEASE MARK, DATE, SIGN AND RETURN THE APPROPRIATE ENCLOSED PROXY OR PROXIES IN THE ACCOMPANYING ENVELOPE PROVIDED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO CALL COMPUTERSHARE FUND SERVICES, INC., THE COMPANY'S PROXY SOLICITOR, AT 1-866-413-4968 FOR MORE INFORMATION ABOUT THE ATTACHED PROXY STATEMENT OR TO VOTE YOUR SHARES.
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